PRESS RELEASE

Media Contact:

Scuzscon Walker
Verticalnet, Inc.
Ph: 610-695-2301
swalker@verticalnet.com

Verticalnet Announces Receipt of Nasdaq Staff Determination Letter

MALVERN, PA – May 29, 2007 — Verticalnet, Inc. (Nasdaq: VERT), today announced that it received a staff determination letter from The Nasdaq Stock Market Inc. (Nasdaq) on May 23, 2007 stating that the Company’s common stock is subject to delisting from The Nasdaq Capital Market for failure to comply with Marketplace Rule 4310(c)(3), which requires the Company to maintain minimum stockholders’ equity of $2.5 million, or $35.0 million market value of listed securities, or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years. This matter serves as an additional basis for delisting the Company’s securities from The Nasdaq Capital Market. As previously reported, on March 30, 2007, the Company received a staff determination letter from Nasdaq stating that its common stock is subject to delisting from The Nasdaq Capital Market for failure to comply with Marketplace Rule 4310(c)(4) which requires the Company to maintain a minimum bid price of $1.00.

The Company filed an appeal of the staff’s determination regarding the minimum bid price to the Nasdaq Listings Qualifications Panel (the “Panel”). Delisting of the Company’s common stock from Nasdaq is stayed pending the determination of the Panel. The appeals hearing was held on May 17, 2007 at which time the Company presented a plan to regain compliance with both the shareholders’ equity requirement set forth in Marketplace Rule 4310(c)(3) and the minimum bid price requirement set forth in Marketplace Rule 4310(c)(4). The Company is awaiting the Panel’s determination. Nasdaq has indicated that the Panel will consider the Company’s failure to maintain a minimum stockholders’ equity of $2.5 million in rendering a determination regarding the Company’s continued listing on The Nasdaq Capital Market.

Pursuant to Marketplace Rule 4804(c), the Company has until May 30, 2007 to present its views with respect to this additional deficiency to the Panel. The Company intends to present it views to the Panel within the time prescribed.
To learn more, please visit us at www.verticalnet.com.

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Verticalnet is a registered trademark or a trademark in the United States and other countries of
Vert Tech LLC